PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO.  333-52022




                               [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                  Share         Primary
                Name of Company                    Ticker        Amounts    Trading Market
         --------------------------------          ------        -------    --------------
         Baker Hughes Incorporated                  BHI            21            NYSE
         BJ Services Company                        BJS            14            NYSE
         Cooper Cameron Corporation                 CAM             4            NYSE
         Diamond Offshore Drilling, Inc.             DO            11            NYSE
         ENSCO International Incorporated           ESV            11            NYSE
         GlobalSanteFe Corporation                  GSF          19.975          NYSE
         Grant Prideco, Inc.                        GRP             9            NYSE
         Halliburton Company                        HAL            22            NYSE
         Hanover Compressor Company                  HC             5            NYSE
         Nabors Industries Ltd.                     NBR            12            AMEX
         National Oilwell Varco Inc.(1)             NOV             7            NYSE
         Noble Corporation                           NE            11            NYSE
         Rowan Companies, Inc.                      RDC             8            NYSE
         Schlumberger N.V.                          SLB            11            NYSE
         Smith International, Inc.                  SII             8            NYSE
         Tidewater Inc.                             TDW             5            NYSE
         Transocean Inc.                            RIG            18            NYSE
         Weatherford International Ltd.             WFT             9            NYSE

         (1) Effective March 14, 2005, National-Oilwell, Inc. (NYSE: NOI), an underlying constituent of the Oil Services HOLDRS Trust, changed its name to National Oilwell Varco Inc. (NYSE: NOV). Creations of the Oil Services HOLDRS Trust now require a deposit of 7 shares of National Oilwell Varco Inc. per round lot of 100 Oil Service HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.